Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VERIZON COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	23-2259884
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

140 West Street, New York, NY	10007
(Address of Principal Executive Offices)	(Zip Code)

VERIZON SAVINGS AND SECURITY PLAN FOR MID-ATLANTIC ASSOCIATES

(Full title of the plan)

Holyce E. Hess Groos

Senior Vice President and Treasurer

Verizon Communications Inc.

140 West Street

New York, NY 10007

(Name and address of agent for service)

(212) 395-1000

(Telephone number, including area code, of agent for service)

Copy to:

David S. Kauffman, Esq.

Senior Vice President and Deputy General Counsel

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

(908) 559-6174

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration Fee(1)
Common Stock, par value $.10 per share	10,000,000	$29.60	$296,000,000	$21,104.80

(1)	Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices for a share of Common Stock on August 31, 2010, as reported on the New York Stock Exchange. Pursuant to Rule 457(p) under the Securities Act of 1933, all of the registration fee that would otherwise be payable with respect to this registration statement is offset by registration fees previously paid by the registrant with respect to unsold shares of Common Stock registered under the registration statement on Form S-8 (Registration No. 333-134846) which the registrant filed with the Securities and Exchange Commission on June 8, 2006.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, as filed by Verizon Communications Inc. (“Verizon”) with the Securities and Exchange Commission (the “SEC”) (File No. 1-8606), are incorporated by reference in this registration statement and made a part hereof:

(a)	Verizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

(b)	Verizon’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

(c)	Verizon’s Current Reports on Form 8-K filed on February 9, 2010, March 5, 2010, March 24, 2010 (as amended on June 11, 2010), April 1, 2010, May 12, 2010, May 27, 2010 and July 1, 2010; and

(d)	The description of Verizon’s Common Stock contained in the registration statement on Form 8-A filed on March 12, 2010, under Section 12(b) of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating that description.

The Annual Report on Form 11-K for the year ended December 31, 2009, for the Verizon Savings and Security Plan for Mid-Atlantic Associates (the “Plan”) also is incorporated by reference in this registration statement and made a part hereof.

All documents filed by Verizon and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, after the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the shares of Verizon Common Stock to be issued in connection with this registration statement will be passed upon for Verizon by Randal S. Milch, its Executive Vice President and General Counsel. As of August 31, 2010, Mr. Milch beneficially owned 157,591 shares of Verizon Common Stock, including 144,922 shares that may be acquired (i) pursuant to stock options that are or will become exercisable within 60 days and (ii) pursuant to the conversion of certain stock units under deferred compensation plans.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third-party action, suit or proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person’s conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify its directors and officers against expenses (including attorney’s fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Article 7 of the Verizon Restated Certificate of Incorporation makes mandatory the indemnification expressly authorized under the DGCL, except that the Restated Certificate of Incorporation only provides for indemnification in derivative actions, suits or proceedings by a director or officer if the initiation of such action, suit or proceeding was authorized by the Board of Directors.

The Verizon Restated Certificate of Incorporation limits the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

The directors and officers of Verizon are insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they cannot be indemnified by Verizon.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

The following is a list of exhibits filed as part of this registration statement.

Exhibit Number

5	Opinion of Randal S. Milch, Esq., Executive Vice President and General Counsel of Verizon Communications Inc.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Mitchell & Titus, LLP.

23.4	Consent of Randal S. Milch, Esq. (Included in Exhibit 5).

24	Powers of Attorney.

In accordance with the requirements of Item 8(b) of Part II of Form S-8, the registrant will submit or has submitted the Plan, and any amendments thereto, to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS to qualify the Plan.

ITEM 9.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York on September 8, 2010.

VERIZON COMMUNICATIONS INC.

By:	/s/ Holyce E. Hess Groos
Holyce E. Hess Groos
Senior Vice President and Treasurer

The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the Verizon Employee Benefits Committee has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York on September 8, 2010.

VERIZON SAVINGS AND SECURITY PLAN FOR MID-ATLANTIC ASSOCIATES.

By:	Verizon Employee Benefits Committee

By:	/s/ Marc C. Reed
Marc C. Reed, Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

*	Director	September 8, 2010
Richard L. Carrión

*	Director	September 8, 2010
M. Frances Keeth

*	Director	September 8, 2010
Robert W. Lane

*	Director	September 8, 2010
Sandra O. Moose

*	Director	September 8, 2010
Joseph Neubauer

*	Director	September 8, 2010
Donald T. Nicolaisen

*	Director	September 8, 2010
Thomas H. O’Brien

*	Director	September 8, 2010
Clarence Otis, Jr.

*	Director	September 8, 2010
Hugh B. Price

*	Chairman and Chief Executive Officer (principal executive officer)	September 8, 2010
Ivan G. Seidenberg

SIGNATURE	TITLE	DATE

*	Director	September 8, 2010
Rodney E. Slater

*	Director	September 8, 2010
John W. Snow

*	Director	September 8, 2010
John R. Stafford

*	Executive Vice President and Chief Financial Officer (principal financial	September 8, 2010
John F. Killian
officer)

*	Senior Vice President and Controller (principal accounting officer)	September 8, 2010
Robert J. Barish

* By:	/s/ Holyce E. Hess Groos
Holyce E. Hess Groos (as attorney-in-fact)

EXHIBIT INDEX

Exhibit No.

5	Opinion of Randal S. Milch, Esq., Executive Vice President and General Counsel of Verizon Communications Inc.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Mitchell & Titus, LLP.

23.4	Consent of Randal S. Milch, Esq. (Included in Exhibit 5).

24	Powers of Attorney.